EXHIBIT 23.1

[MCGLADREY & PULLEN CERTIFIED PUBLIC ACCOUNTANTS LETTERHEAD]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Todhunter International Inc. and Subsidiaries and the Prospectus, which is part of this Registration Statement on Form S-2 of our report, dated November 26, 2003, which appears in the annual report on Form 10-K of Todhunter International, Inc. for the year ended September 30, 2003 as amended by Form 10-K/A filed with the SEC on February 24, 2004.

We also consent to the reference to our Firm under the captions "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP

West Palm Beach, Florida
August 27, 2004

McGladrey & Pullen, LLP is an independent member firm of
RSM International, an affiliation of independent accounting
and consulting firms.